Exhibit (a)(14)
NEWS RELEASE:
June 14, 2007
HARBINGER ANNOUNCES PROPOSED
BOARD OF DIRECTORS OF OPENWAVE SYSTEMS, INC.
New York, NY /PR Newswire/ Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger”) today announces the individuals it expects will form the Board of Directors of Openwave Systems, Inc. (“Openwave”) (NASDAQ: OPWV) following the successful completion of its tender offer for Openwave shares. Harbinger also wants to remind all shareholders that the tender offer expires June 21st. We encourage all retail holders wishing to tender to check with their brokers today to assure a timely tender.
Harbinger is confident that its proposed board has the expertise and enthusiasm to execute on a plan to focus Openwave on its core technologies, position the Company as a leader in the converged messaging services market, and drive sustainable, profitable growth for all stakeholders. They are:
CHARLES M. “CHUCK” PARRISH
Mr. Parrish is a co-founder and former executive vice president of Openwave (when it was Phone.com), and is currently a private investor and advisor to several technology companies. Before co-founding Openwave, Mr. Parrish was vice president of marketing and general manager of Mobile Data for GTE Mobile Communications. Prior to that, he was senior vice president, operations at Contel Cellular, Inc. and co-founder and CEO of AmeriCom Corporation in Atlanta. Mr. Parrish served as chief of staff in the US Department of Interior during the Carter Administration, and as Division Director in the Georgia Department of Natural Resources. He is Chair of the National Board of Directors of The Family Independence Initiative and sits on the boards of Novarra, Inc. and the Corporation for Enterprise Development in Washington, DC.
TOM WHEELER
Mr. Wheeler is a Managing Director of Core Capital Partners, and has three decades of telecommunications industry experience. As an entrepreneur, he started or helped start multiple companies offering new cable, wireless and video communications services, and as a policy expert he has been intimately engaged in the development of the government’s telecommunications policy. After several years as CEO of multiple technology start-ups, Mr. Wheeler served as CEO of Cellular Telecommunications & Internet Association (CTIA) from 1992-2004 and was selected to the Wireless Industry Hall of Fame. Mr. Wheeler served as president of the National Cable Television Association (NCTA) from 1979 to 1984 and was selected by Cablevision Magazine in its twentieth anniversary issue as one of the twenty most influential individuals in the industry’s history. Presidents Clinton and Bush each appointed Mr. Wheeler a Trustee of the John F. Kennedy Center for the Performing Arts where he served for 12 years and he is currently Chairman of the Kennedy Center affiliate VSA Arts. He is also Chairman and President of the Foundation for the National Archives. Mr. Wheeler sits on the boards of Earthlink (NASDAQ: ELNK), Helio, Telephia and Core Capital portfolio companies Roundbox, UpdateLogic and Twisted Pair Solutions.

ROBERT GEIMAN
Mr. Geiman is a general partner in the Boston office of Polaris Venture Partners, the largest stockholder of BridgePort Networks, Inc. Prior to joining Polaris, he served in product and business development roles at Envoy Networks. Mr. Geiman served as the Senior Director of Corporate Development and as a member of the executive team at MCK Communications where his role included advising the President and CEO, managing business and product development relationships and building sales channels for the company’s next generation products, and leading the company’s initial public offering. Prior to joining MCK, he was an Associate at Summit Partners, where he focused on making investments in communications hardware and software companies and enterprise software businesses. Mr. Geiman represents Polaris on the boards of directors of AePona, BridgePort Networks, Paratek, and Roundbox.
JACQUES LEDUC
Mr. Leduc is a managing partner and co-founder of Trio Capital Inc., a private equity and venture capital firm that invests primarily in telecommunications and new media. Prior to joining Trio Capital, he was with Microcell Telecommunications Inc., where he served as CFO from 2001 through 2004, when it was sold to Rogers Wireless (TSX: RCI; NYSE: RG), and as Vice President Finance and Director Corporate Planning from 1995 to 2001. Prior to joining Microcell, Mr. Leduc was an officer and the Corporate Controller of a private business in the manufacturing and food industry, and was also a Financial Advisor to Teleglobe Inc. and a Senior Tax Advisor at Arthur Andersen LLP. Mr. Leduc sits on the boards of Rural Corporation (NASDAQ: RCCC) and Motient Corporation (OTC: MNCP.PK).
JAMES L. ZUCCO, JR.
Mr. Zucco is Chairman and CEO of Corente, and has over 20 years of executive experience in the software and telecommunications industries. Prior to joining Corente, he was a General Partner with Blue Rock Capital and served as an Executive-In-Residence at Kleiner, Perkins, Caufield and Byers. Prior to this, Mr. Zucco was CEO at Shiva Corporation where he executed a turnaround strategy that returned the Company to profitability within 18 months and led to a sale of the business to Intel. Prior to Shiva, he was at Lucent Technologies (Euronext Paris and NYSE: ALU) where he served as VP and General Manager of the North America carrier business unit. Mr. Zucco served as VP and General Manager of the Business Communications Group at AT&T (NYSE: T) and led the launch of their Internet business activities. Prior to AT&T, he was Senior VP and CIO of MCI Corporation, where he led product development and systems engineering. Mr. Zucco currently sits on the board of uReach Technologies and has served on the boards of dynamicsoft and NetSolve.
ANDREW BREEN
Mr. Breen is a technology entrepreneur and executive with more than 12 years of Internet and IT systems experience. At Palm, Inc. (Nasdaq: PALM), Mr. Breen served in various roles, including Director of the Services Product Marketing Group where he led the formation and strategic direction of Palm’s wireless data services business. Mr. Breen served as Vice President of Infrastructure Products and Business Development at ThinAirApps, where he was heavily involved in strategic planning and led the company’s efforts to build strategic partnerships around ThinAir’s core wireless application technology. He served as Director of Software Engineering for EarthWeb’s Software Products Division and as CIO for Interactive Imaginations. Mr. Breen has also worked for or acted as a consultant to several startup software companies and companies such as J.P. Morgan (NYSE: JPM), Credit Suisse First Boston (SWX: CSGN, NYSE: CS), Columbia House and Sun Microsystems (NASDAQ: SUNW).
EUGENE I. DAVIS
Mr. Davis is Chairman and CEO of PIRINATE Consulting Group, LLC, a consulting firm that specializes in turnaround management, M&A consulting and strategic planning advisory services. Mr. Davis began his career as an attorney and was a partner at two Texas-based law firms. He has also served as CEO of Golden Northwest Aluminum, Inc. since May 2005. Prior to PIRINATE, Mr. Davis was at RBX Industries, where he served as Chief Restructuring Officer from January to September 2001, and as Chairman and CEO from September 2001 until 2004. Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio (AMEX: MSN), as CEO and Vice-Chairman of Sport Supply Group. Mr. Davis currently serves as Chairman of Atlas Air Worldwide Holdings (NASDAQ: AAWW) and Foamex and sits on the boards of American Commercial Lines (NASDAQ: ACLI), Delta Air Lines (NYSE: DAL), Footstar and Ion Media Networks (AMEX: ION) and Knology Broadband.
JOEL B. PIASSICK
Mr. Piassick is an Executive VP of Harbert Management Corporation, an affiliate of Harbinger Capital Partners. He joined Harbert in 1998 and served as General Counsel from 2000 through 2005. Prior to joining Harbert, Mr. Piassick served as an outside Director of Harbert and as an advisor and attorney to Harbert and its affiliates. From 1967 to 1990, he was a member of the Atlanta law firm of Smith, Gambrell & Russell, and in 1990 he joined Kilpatrick Stockton LLP where he maintains an “of counsel” relationship. Mr. Piassick’s legal practice has focused on general business and financial restructuring, and he has also served as outside general counsel to numerous public and private companies. Mr. Piassick is a Fellow and member of the Board of Directors of the American College of Bankruptcy.
HOWARD P. KAGAN
Mr. Kagan is Managing Director and Director of Investments of Harbinger Capital Partners. He joined the Harbinger Capital Partners investment team in November 2004. Prior to Harbinger, Mr. Kagan was an independent analyst providing valuation, financial advisory services and transaction origination for various hedge funds, institutional investors, family offices and private equity firms. He spent the 1990s at McManus & Miles, a boutique investment banking firm where he was Managing Director. From 1985 to 1990, Mr. Kagan was an investment banker at Goldman Sachs and The First Boston Corporation.
MIKE MULICA
Mr. Mulica is President and CEO of BridgePort Networks, and has over 20 years of experience in software and technology with extensive experience building enterprise value within the telecommunications sector. Prior to joining BridgePort, Mr. Mulica was Senior Vice President of Worldwide Customer Operations for Openwave, from October 1999 to August 2003. During Mr. Mulica’s tenure, Openwave grew its revenue to almost $600 million in run-rate by Q4 of 2001, from $230 million run-rate in Q4 2000 and beat market expectations in 11 out of 12 quarters. He was instrumental in targeting and leading over 15 key acquisitions including the $8 billion acquisition of Software.com. Prior to joining Openwave, Mr. Mulica served as President of Global Sales and Marketing for Adaptive Broadband and Vice President of Worldwide Sales for Motorola’s Wireless Alliance Group.

IMPORTANT INFORMATION
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an offer to purchase and related materials. In connection with the tender offer, Harbinger has filed a Tender Offer Statement on Schedule TO (containing an offer to purchase (the “Offer to Purchase”), the Supplement, a letter of transmittal and related materials) with the Securities and Exchange Commission on May 22, 2007. Investors and security holders of Openwave are advised to read the Offer to Purchase and other disclosure materials, when they are filed and become available (collectively, the “Disclosure Materials”), because these materials will contain important information. You should consider the information contained in the Disclosure Materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the Disclosure Materials as well as any documents filed by Openwave with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. The Disclosure Materials may also be obtained from the information agent for the tender offer at no cost after the tender offer is commenced.
CAUTIONARY STATEMENTS
This press release contains “forward-looking statements”. Forward-looking statements made in this release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offer and our plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.
For further information contact:
John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation
Telephone: (205) 987-5576
E-mail: Jmccullough@harbert.net
or

John Dooley
Taylor Rafferty
Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com